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                                  EXHIBIT 5.2
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[Opinion of Osler, Hoskin & Harcourt]

August 27, 1999


Newbridge Networks Corporation
600 March Road
Kanata, Ontario
Canada
K2K 2E6

Re:  Registration Statement on Form S-8
     - Employee Stock Purchase Plan
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In connection with the registration by you, Newbridge Networks Corporation (the
"Corporation"), of an aggregate of 500,000 common shares of the Corporation with the Securities and Exchange Commission in the United States of America under the United States Securities Act of 1933 (the "Act") by a Registration Statement on Form S-8 (the "Registration Statement"), you have asked us to provide this opinion.

The 500,000 common shares of the Corporation (the "Common Shares") registered by the Registration Statement have been allotted and reserved by the Board of Directors of the Corporation for issue pursuant to the Newbridge Networks Corporation Employee Stock Purchase Plan, as amended (the "Purchase Plan").

We did not participate in the preparation of the Registration Statement or the Prospectus dated August 27, 1999 (the "Prospectus") forming part of the Registration Statement.

We are solicitors qualified in the Province of Ontario, Canada and, accordingly, no opinion is expressed herein as to the laws of any jurisdiction other than Ontario and the federal laws of Canada applicable therein.

In connection with the opinion expressed in this opinion letter, we have considered such questions of law and examined originals or copies, certified or otherwise identified to our satisfaction, of the articles and by-laws of the Corporation, minutes of meetings of the directors and shareholders, as well as such statutes and officer's certificates necessary to enable us to express the opinion hereinafter set forth. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies. We have also assumed the legal capacity of all individuals.
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For the purposes of this opinion, we have further assumed that each Common Share will be purchased by an eligible employee in accordance with the terms and provisions of the Purchase Plan.

The opinion expressed below is based upon the articles, by-laws and resolutions of the Corporation, the Purchase Plan and applicable laws as they exist at the date of this letter.

Based upon and subject to the foregoing, we are of the opinion that the 500,000 Common Shares registered by the Registration Statement have been duly allotted and reserved by the Board of Directors of the Corporation for issuance and, upon payment of the consideration therefor in accordance with the Purchase Plan, the Common Shares will constitute duly authorized and validly issued Common Shares outstanding as fully paid and non-assessable shares.

We hereby consent to the inclusion of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm name under Interests of Named Experts and Counsel in Part II, Item 5 of the Registration Statement. This consent is not and is not to be deemed an admission that we are persons whose consent is required by Section 7 of the Act or the Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission.

Yours truly,

OSLER, HOSKIN & HARCOURT